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                        CONSOLIDATED AMENDED AND RESTATED
                                 PROMISSORY NOTE

$100,809,000.00                                                December 2, 1997



     FOR VALUE RECEIVED, the undersigned, PAYLESS CASHWAYS, INC., a Delaware corporation (the "Maker"), hereby promises to pay to the order of LASALLE NATIONAL BANK, as Trustee for UBS MORTGAGE FINANCE, INC. (the "Payee") the principal sum of One Hundred Million Eight Hundred Nine Thousand ($100,809,000.00), with interest on the unpaid balance thereof from the date hereof until maturity on the dates and at the rates specified in the Loan Agreement (as hereafter defined). Both principal and interest are payable as provided in the Loan Agreement in lawful money of the United States of America in immediately available funds at the offices of the Payee in New York, New York, or at such other place as from time to time may be designated by the holder of this Note. Borrower shall have no right to prepay all or any part of this Note except as provided in the Loan Agreement.

     This Note is given as an amendment, consolidation and restatement of the Prior Notes and the execution and delivery of this Note shall not be deemed or construed as a novation, accord and satisfaction, or payment of any of the Prior Notes, and all obligations of the Maker under the Loan Agreement and the Security Documents shall continue, as amended, and this Note shall be entitled to the benefits of the Security Documents.

     This Note has been executed and delivered pursuant to an Amended and Restated Loan Agreement of even date herewith (herein, as from time to time amended, supplemented or restated, called the "Loan Agreement") between the Maker and the Payee. Reference is hereby made to the Loan Agreement for a description of certain rights, obligations and duties of the Maker, for the meanings assigned to capitalized terms used and not defined herein, and for all other purposes.

     This Note is secured by the other Security Documents reference to which is made for a description of the property covered thereby and the nature and extent of the security and the rights and powers of the holder of this Note in respect of such security. Upon the occurrence of an Event of Default, upon the terms specified in the Loan Agreement, the holder of this Note or any part thereof shall have the option of declaring the principal balance hereof and the interest accrued hereon to be immediately due and payable.

     It is the intent of the Payee and the Maker in the execution of this Note and all other instruments now or hereafter securing this Note to contract in strict compliance with applicable usury law. In furtherance thereof, the Payee and the Maker stipulate and agree that none of


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the terms and  provisions  contained  in this Note,  or in any other  instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the maximum interest rate permitted to be charged by applicable law. Neither the Maker nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under applicable law, and the provisions of this paragraph shall control over all other provisions of this Note and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. The holder of this Note expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the loan evidenced by this Note exceeds the applicable maximum lawful rate, the holder of this Note shall refund to the Maker the amount of such excess or shall credit the amount of such excess against the principal balance of this Note then outstanding. In the event that Payee or any other holder of this Note shall collect monies which are deemed to constitute interest which would increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the lawful rate shall, upon such determination, at the option of the holder of this Note, be either immediately returned to the Maker or credited against the principal balance of this Note then outstanding (or any combination of the foregoing), without further penalty to such holder. By execution of this Note the Maker acknowledges that it believes the loan evidenced by this Note to be non-usurious and agrees that if, at any time, the Maker should have reason to believe that such loan is in fact usurious, it will give the holder of this Note notice of such condition and the Maker agrees that said holder shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. Neither the Maker nor any other person required to pay any amounts with respect to the Loan shall have any right of action o remedy against the Payee for any damages, violation or any defense from enforcement of the Note, the Mortgage, or any of the other Loan Documents arising out of the payment or collection of any sums deemed to constitute interest in excess of the lawful note. The term "applicable law" as used in this Note shall mean the laws of the State of New York or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

     Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or through any bankruptcy, receivership, probate or other court proceedings or if this Note is placed in the hands of attorneys for collection after default, the Maker and all endorsers, guarantors and sureties of this Note jointly and severally agree to pay to the holder of this
Note in addition to the principal and interest due and payable hereon reasonable attorneys, and collection fees.


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     The Maker and all  endorsers,  guarantors and sureties of this Note and all other persons liable or to become liable on this Note severally waive presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party, and agree to all renewals, extensions, modifications, partial payments, releases or substitutions of security, in whole or in part, with or without notice, before or after maturity.

     This Note and the rights and duties of the parties hereunder shall be governed for all purposes by the law of the State of New York and the law of the United States applicable to transactions within such State.

     Notwithstanding anything to the contrary contained herein, the holder hereof shall not seek or enforce any money judgment or deficiency judgment, or otherwise assert personal liability or responsibility, against the Maker with respect to any and all obligations hereunder or secured by the Security Documents or other obligations arising out of the Loan Documents in excess of the amount realized upon foreclosure against (or sale, pursuant to power of sale, of) all or, at the option of the holder hereof, a portion of the security therefor, it being agreed that, except as hereinafter provided, the sole remedy of the holder hereof shall be to proceed against the security for the Secured Indebtedness under the Loan Documents; provided, however, that nothing contained herein or in any other Loan Document shall (a) limit the rights and remedies of the holder hereof (other than its right to seek a money judgment or deficiency judgment which is limited as provided above) against the Maker hereunder or thereunder, either at law or in equity, or (b) relieve the Maker from personal liability and responsibility for the matters described in Section 2.9 of the Loan Agreement. Nothing contained herein shall impair the rights of the holder hereof under applicable law, including without limitation applicable bankruptcy law; nor shall anything contained herein impair such holder's status and rights as a holder of senior indebtedness pursuant to any instrument, under which such holder would be granted senior status.


Executed as of the date first above written.

                                PAYLESS CASHWAYS, INC.



                                By:  /s/  Stephen A. Lightstone
                                   ---------------------------------
                                   Name:  Stephen A. Ligtstone
                                   Title: Senior Vice President-Finance